Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Brush Engineered Materials Inc. for the registration of $150,000,000 of securities and to the incorporation by reference therein of our reports dated February 25, 2009 with respect to the consolidated financial statements and schedule of Brush Engineered Materials Inc. and the effectiveness of internal control over financial reporting of Brush Engineered Materials Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young, LLP
Cleveland, Ohio
August 10, 2009